Exhibit 99.1

GOLDFIELD ANNOUNCES THIRD QUARTER 2010 RESULTS

MELBOURNE, Florida, November 12, 2010 - The Goldfield Corporation (NYSE Amex: GV), a leading provider of electrical construction services in the southeastern United States and a developer of condominiums, today announced its results for the nine and three months ended September 30, 2010.

Revenue for the nine months ended September 30, 2010 increased 8.4% to $24.6 million from $22.7 million for the same period last year. The Company’s operating loss improved $913,000 to $326,000 in the current period, compared to an operating loss of $1.2 million during the same period in 2009.

Revenue for the three months ended September 30, 2010 increased 14.5% to $7.5 million from $6.6 million for the same period last year. The Company’s operating loss improved $700,000 to $106,000 in the current quarter, compared to an operating loss of $806,000 during the same period in 2009.

Electrical construction operating results showed a significant improvement in both the nine and three month periods ended September 30, 2010. Electrical construction revenue increased 7.6% to $23.2 million for the nine months ended September 30, 2010, from $21.6 million in the same period last year, mainly due to increases in transmission projects and fiber optic contract work. For the three months ended September 30, 2010, electrical construction revenue increased 28.8% to $7.0 million from $5.4 million for 2009 period. This increase was primarily due to an increase in transmission projects. For the nine months ended September 30, 2010, operating income from electrical construction operations increased to $1.3 million, from $721,000 for the same period in 2009 mainly as the result of improved productivity as well as the increase in revenue from transmission and fiber optic projects, which covers a higher percentage of fixed overhead costs. Electrical construction operations had operating income of $348,000 for the three months ended September 30, 2010, compared to an operating loss of $426,000, during the same period in 2009, an increase of $774,000. This increase was mainly attributable to improved productivity associated with certain projects during the 2010 period.

Real estate development operations continued to have limited activity due to market conditions. Revenue and operating income from real estate development operations increased $284,000 and $231,000, to $1.4 million and $245,000, respectively, for the nine months ended September 30, 2010 from the like period in 2009. Revenue and operating income for the three months ended September 30 2010 decreased $612,000 and $198,000 to $533,000 and $75,000, respectively, from the same period last year. During the three months ended September 30, 2010, we recognized revenue on the sale of one unit in the Pineapple House project and one residential property, compared to the sale of five Pineapple House condominium units during the three months ended September 30, 2009.

Net loss for the nine months ended September 30, 2010, improved to $431,000 ($0.02 net loss per share) from a net loss of $1.3 million ($0.05 net loss per share) in the comparable prior year period. Net loss for the three months ended September 30, 2010 was $157,000 ($0.01 net loss per share) compared to net loss of $789,000 ($0.03 net loss per share) in the comparable prior year quarter.

John H. Sottile, Chairman, President and Chief Executive Officer of Goldfield commented “The market for electrical construction services shows signs of improvement and our electrical construction business continues to make steady progress. The real estate market remains challenging, and we are fortunate that our exposure is limited and that we have continuing sales at Pineapple House above our current carrying value.”

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the southeastern United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end condominium projects on Florida’s east coast. For additional information, please visit http://www.goldfieldcorp.com.

This press release includes forward looking statements based on our current expectations. Our actual results may differ materially from what we currently expect. Factors that may affect the results of our electrical construction operations include, among others: the level of construction activities by public utilities; the timing and duration of construction projects for which we are engaged; our ability to estimate accurately with respect to fixed price construction contracts; and heightened competition in the electrical construction field, including intensification of price competition. Factors that may affect the results of our real estate development operations include, among others: the continued weakness in the Florida real estate market; the level of consumer confidence; our ability to acquire land; increases in interest rates and availability of mortgage financing to our buyers; increases in construction and homeowner insurance and the availability of insurance. Factors that may affect the results of all of our operations include, among others: adverse weather; natural disasters; effects of climate changes; changes in generally accepted accounting principles; our ability to obtain necessary permits from regulatory agencies; our ability to maintain or increase historical revenues and profit margins; general economic conditions, both nationally and in our region; adverse legislation or regulations; availability of skilled construction labor and materials and material increases in labor and material costs; and our ability to obtain additional and/or renew financing, particularly in light of the current disruption in the credit markets. Important factors which could cause our actual results to differ materially from the forward-looking statements in this press release are detailed in the Company’s Risk Factors and Management’s Discussion and Analysis of Financial Condition and Results of Operation sections of our Annual Report on Form 10-K and Goldfield’s other filings with the Securities and Exchange Commission, which are available on Goldfield’s website: http://www.goldfieldcorp.com.

For further information, please contact:

The Goldfield Corporation

Phone: (321) 724-1700

Email: investorrelations@goldfieldcorp.com

- Tables to Follow -

The Goldfield Corporation and Subsidiaries

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
Revenue
Electrical construction	$6,991,028	$5,425,834	$23,191,762	$21,559,876
Real estate development	532,800	1,144,800	1,428,826	1,144,800

Total revenue	7,523,828	6,570,634	24,620,588	22,704,676

Costs and expenses
Electrical construction	5,975,383	5,218,563	19,705,712	18,626,849
Real estate development	351,378	741,290	844,756	829,803
Selling, general and administrative	668,204	827,839	2,320,003	2,396,761
Depreciation	645,228	587,840	2,086,666	2,143,071
(Gain) loss on sale of assets	(10,323)	761	(10,323)	(52,704)

Total costs and expenses	7,629,870	7,376,293	24,946,814	23,943,780

Total operating loss	(106,042)	(805,659)	(326,226)	(1,239,104)

Other (expenses) income, net
Interest income	7,023	9,607	21,189	27,041
Interest expense, net	(34,146)	(22,898)	(102,920)	(110,875)
Other (expenses) income, net	(7,084)	11,154	17,843	20,230

Total other expenses, net	(34,207)	(2,137)	(63,888)	(63,604)

Loss from continuing operations before income taxes	(140,249)	(807,796)	(390,114)	(1,302,708)

Income tax provision	3,593	(22,039)	28,304	(22,039)

Loss from continuing operations	(143,842)	(785,757)	(418,418)	(1,280,669)

(Loss) gain from discontinued operations, net of tax	(13,001)	(2,981)	(13,001)	387

Net loss	$(156,843)	$(788,738)	$(431,419)	$(1,280,282)

Loss per share of common stock - basic and diluted
Continuing operations	$(0.01)	$(0.03)	$(0.02)	$(0.05)
Discontinued operations	—	—	—	—

Net loss	$(0.01)	$(0.03)	$(0.02)	$(0.05)

Weighted average shares outstanding - basic and diluted	25,451,354	25,451,354	25,451,354	25,451,354

The Goldfield Corporation and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2010	2009
ASSETS
Current assets
Cash and cash equivalents	$1,934,114	$3,534,993
Accounts receivable and accrued billings, net	5,369,541	3,740,047
Real estate inventory	1,282,431	1,456,682
Costs and estimated earnings in excess of billings on uncompleted contracts	1,343,813	1,625,835
Income taxes recoverable	498,514	819,027
Prepaid expenses and other current assets	667,804	536,425

Total current assets	11,096,217	11,713,009

Property, buildings and equipment, at cost, net	8,425,068	8,292,973
Notes receivable, less current portion	247,479	275,513
Deferred charges and other assets	1,413,213	1,380,703

Total assets	$21,181,977	$21,662,198

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,358,964	$1,994,458
Contract loss accruals	28,038	512,079
Current portion of notes payable	1,657,881	2,130,666
Other current liabilities	48,033	4,778

Total current liabilities	4,092,916	4,641,981
Other accrued liabilities	19,447	25,234
Notes payable, less current portion	2,790,000	2,283,950

Total liabilities	6,902,363	6,951,165

Commitments and contingencies
Stockholders’ equity
Common stock	2,781,377	2,781,377
Capital surplus	18,481,683	18,481,683
Accumulated deficit	(5,675,259)	(5,243,840)
Common stock in treasury, at cost	(1,308,187)	(1,308,187)

Total stockholders’ equity	14,279,614	14,711,033

Total liabilities and stockholders’ equity	$21,181,977	$21,662,198